EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors:
Profile Technologies, Inc.


     We consent to the incorporation by reference in the registration statement (No. 333-53575) on Form S-3 of Profile Technologies, Inc. of our report dated October 10, 2003 relating to the balance sheet of Profile Technologies, Inc. as of June 30, 2003, and the related statement of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 2003, which report appears in the June 30, 2003 annual report on Form 10-KSB of Profile Technologies, Inc.

     Our report dated October 10, 2003 contains an explanatory paragraph that states that the Company has incurred net losses since inception and has a working capital deficit at June 30, 2003 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                               /s/ KPMG LLP
                                               ------------
                                               KPMG LLP
Seattle, Washington
October 10, 2003





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